Exhibit 99.5

745 Seventh Avenue

New York, NY 10019

United States

September 24, 2012

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 4, 2011, to the Board of Directors of ITC Holdings Corp. (“ITC”), as Annex E to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of ITC, as filed with the Securities and Exchange Commission by ITC on September 24, 2012 (the “Registration Statement”), relating to the proposed business combination transaction between ITC and Entergy Corporation relating to the transmission business of Entergy Corporation and (ii) references made to such opinion and our firm in the Registration Statement under the headings “SUMMARY — The Transactions — Opinions of ITC’s Financial Advisors — Opinion of Barclays,” “THE TRANSACTIONS — Background of the Merger,” “THE TRANSACTIONS — ITC’s Reasons for the Merger; Recommendation of ITC’s Board of Directors” and “THE TRANSACTIONS — Opinion of Barclays.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Wayne Kawarabayashi
Name:	Wayne Kawarabayashi
Title:	Managing Director